EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-75522, 333-33603, 333-38648, 333-84333 and 333-119878 on Form S-8 of our reports dated April 10, 2006, relating to the consolidated financial statements as of and for the year ended January 31, 2006 of Urban Outfitters, Inc. and subsidiaries, and to management’s report on the effectiveness of internal control over financial reporting as of January 31, 2006, appearing in this Annual Report on Form 10-K of Urban Outfitters, Inc. for the year ended January 31, 2006.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 10, 2006